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                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                         REGISTERED FIXED ACCOUNT OPTION

                         FOR USE WITH ANNUITY CONTRACTS




The Fixed Account Option described in this prospectus is available only in conjunction with certain group variable annuity contracts (the "Contracts" and/or "Certificates") issued by MetLife Insurance Company of Connecticut (the "Company") and funded by MetLife of CT Separate Account QP for Variable Annuities, MetLife of CT Separate Account Five for Variable Annuities or MetLife of CT Separate Account Six for Variable Annuities (the "Separate Account"). The Company may, in the future, offer the Fixed Account option to additional contracts funded through other separate accounts. The specific features of the Contract and the Separate Account are disclosed in greater detail in the Contract prospectus. Where permitted by state law, we reserve the right under MetLife Retirement Account contracts to restrict purchase payments into the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The group annuity contracts may be issued to Contract Owners on an unallocated or allocated basis.

This prospectus explains:

     -    the Fixed Account Option

     -    MetLife Insurance Company of Connecticut

     -    the Interest Rates

     -    Transfers to and from the Fixed Account Option

     -    Surrenders

     -    Market Value Adjustment

     -    other aspects of the Fixed Account Option

Your Contract is issued by the Company which is located at One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415. Telephone Number, 1-800-874-1225. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED APRIL 28, 2008

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                                TABLE OF CONTENTS






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                                  SPECIAL TERMS

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In this prospectus, the following terms have the indicated meanings:

ACCUMULATION PERIOD -- The period before annuity payments begin.

ANNUITANT -- A Participant on whose life Annuity payments are to be made under a contract

ANNUITY PAYMENTS -- Payment of income for a stated period or amount.

ANNUITY COMMENCEMENT DATE -- The date on which Annuity payments are to begin.

ANNUITY PERIOD -- The period during which Annuity payments are made.

CASH SURRENDER VALUE -- The Cash Value less any amounts deducted upon surrender, any applicable premium tax and any outstanding loans.

CASH VALUE -- The Purchase Payment(s) plus all interest earned, minus all surrenders, charges and applicable premium taxes previously deducted.

CERTIFICATE ANNIVERSARY -- Each anniversary of the Certificate Date.

CERTIFICATE DATE -- The date an individual Certificate of Participation is issued under a group contract.

CERTIFICATE YEAR -- Each 12-month period beginning with the date an individual Certificate of Participation is issued under a group Contract.

COMPANY (WE, US, OUR) -- MetLife Insurance Company of Connecticut.

COMPETING FUND -- Any investment option under the plan, which in our opinion, consists primarily of fixed income securities and/or money market instruments.

CONTRACT ANNIVERSARY --  Each anniversary of the Contract Date.

CONTRACT/CERTIFICATE VALUE -- The amount of all purchase payments, plus any applicable credits, plus or minus any investment experience or interest.

CONTRACT DATE -- The date shown on the Contract specifications page on which the Contract is issued.

CONTRACT OWNER --  The employer, individual or entity owning the contract.

CONTRACT YEAR -- Each 12-month period beginning with the effective date of the Contract.

DECLARED INTEREST RATE(S) -- One or more rates of interest which may be declared by the Company. Such rates will never be less than the Guaranteed Interest Rate stated in the contract and may apply to some or all of the values under the Fixed Account Option for periods of time determined by the Company.

FIXED ACCOUNT OPTION -- An annuity option which does not vary with the investment experience of a Separate Account as described in this Prospectus.

GENERAL ACCOUNT -- The General Account of the Company that holds values attributable to the Fixed Account Option.

GUARANTEE PERIOD -- The period between the initial Premium Payment or Renewal Date and the Maturity Date during which a Guaranteed Interest Rate is credited.

HOME OFFICE -- The principal executive offices of MetLife Insurance Company of Connecticut located at One Cityplace, Hartford, Connecticut 06103-3415.

MARKET ADJUSTED VALUE -- The value of funds held in the Fixed Account Option increased or decreased by the Market Value Adjustment.


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MARKET VALUE ADJUSTMENT -- The Market Value Adjustment reflects the relationship, at the time of surrender, between the rate of interest credited to funds on deposit under the Fixed Account Option at the time of discontinuance to the rate of interest credited on new deposits at the time of discontinuance.

PARTICIPANT -- An eligible person who is a member in a tax qualified Plan under Sections 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended (the "Code"), or a nonqualified deferred Compensation Plan.

PARTICIPANT'S INDIVIDUAL ACCOUNT -- An account to which amounts are credited to a Participant or Beneficiary under the contract.

PREMIUM TAX -- A tax charged by a state or municipality on premiums, Purchase Payments or contract values.

PURCHASE PAYMENTS -- The premium payment applied to the Contract.

SALES CHARGE -- Any applicable surrender charge or contingent deferred sales charge, as defined in the Contract.

SEPARATE ACCOUNT -- MetLife of CT Separate Account QP for Variable Annuities ("Separate Account QP"), MetLife of CT Separate Account Five for Variable Annuities ("Separate Account Five") or MetLife of CT Separate Account Six for Variable Annuities ("Separate Account Six").

SEPARATE ACCOUNT OPTION -- A Funding option available under your Contract, the value of which varies with the investment experience of the underlying mutual fund.

WRITTEN REQUEST -- A written form satisfactory to us and received at our Home Office.

YOU, YOUR -- "You", depending on the context, may be the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person, a charitable remainder trust, or a plan (or the employer purchaser who has purchased the Contract on behalf of the plan).

                                     SUMMARY

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This prospectus describes the Fixed Account Option available as a companion contract with variable annuity contracts of Separate Account QP (Gold Track and Gold Track Select Contracts), Separate Account Five or Separate Account Six (MetLife Retirement Account Contracts). The contracts are used with:

     -    qualified pension and profit-sharing plans

     - tax-deferred annuity plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers)

     - deferred compensation plans of state and local governments and nonqualified deferred compensation plans

     -    individual retirement accounts

MetLife Insurance Company of Connecticut ("we" or the "Company") issues the contracts. Purchase Payments made under the contracts and directed to the Fixed Account Option become a part of the Company's General Account. Purchase Payments may also be allocated to one or more Separate Account Options. The variable annuity contract and underlying mutual funds are described in separate prospectuses. Please read all prospectuses carefully.

During the Accumulation Period, the Fixed Account Option provides for Purchase Payments to be credited with an initial interest rate for a 12-month period. We guarantee that the initial credited interest rate will never be less than the minimum interest rate permitted under state law. The initial interest rate will be declared quarterly for Gold Track and Gold Track Select Contracts issued in connection with plans established under Section 401, Section 457, and certain plans established under Section 403(b) of the Code. The initial interest rate will be declared monthly for all MetLife Retirement Account Contracts and for Gold Track Contracts issued in connection with combination plans established pursuant to Sections 403(b)/401 and certain contracts issued in connection with
Section 403(b) plans.

At the end of the 12-month guarantee period, a renewal interest rate will be determined by the Company. We guarantee that the renewal interest rate will never be less that the minimum interest rate permitted under state law. At the end of the initial guarantee period, the first renewal rate will be guaranteed to the end of the calendar year.

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The second and all subsequent renewal rates will be declared each January 1 thereafter, and will be guaranteed through December 31 of that year. The rates of interest credited will affect a contract or account's Cash Value. (See "Cash Values".) Such rates may also be used to determine amounts payable upon termination of the contracts. (See "Surrenders -- Contract Termination".)

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

Generally, the Company intends to invest assets directed to the Fixed Account Option in investment-grade securities. The Company has no specific formula for determining the initial interest rates or renewal interest rates. However, such a determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts directed to the Fixed Account Option. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".)

The Contract Owner or Participant, if so authorized, may, during the Accumulation Period, direct all or a portion of a contract or account's Cash Value under the Fixed Account Option to one or more of the investment options of the Separate Account. No Sales Charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so directed and transfers may be deferred in certain cases. (See "Transfers from the Fixed Account".)

Distributions and transfers from the Fixed Account Option are made on a last-in, first-out basis. We will determine the Cash Surrender Value as of the next valuation date after we receive a written request at our Home Office. We reserve the right to defer payment of the Fixed Account Option for up to six months from the date we receive the written request. If a payment is deferred for more than 30 days after we receive the request, we will pay a minimum interest rate on the amount.

                              THE INSURANCE COMPANY

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MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in the state of Connecticut and has been continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's home office is located at One Cityplace, Hartford, Connecticut 06103-3415.

MERGER OF METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT AND METLIFE INSURANCE COMPANY OF CONNECTICUT

Before December 7, 2007, a fixed account option with terms identical to the Fixed Account Option, was issued by MetLife Life and Annuity Company of Connecticut ("MLAC"), a stock life insurance company chartered in 1973 in Connecticut. On December 7, 2007, MLAC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLAC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC. As a result of the merger, the Company also has become responsible for all of MLAC's liabilities and obligations, including those relating to the MLAC fixed account option.

                  THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

--------------------------------------------------------------------------------

If you participate through a retirement plan or other group arrangement, the Contract may provide that all or some of your rights or choices as described in this Prospectus are subject to the plan's terms. For example, limitations on your rights may apply to purchase payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that you or your beneficiary obtain a signed authorization from your employer or plan administrator to exercise certain rights. We may rely on your employer's or plan administrator's statements to us as to the terms of the plan or your entitlement to any amounts. We are not a party to your employer's retirement plan. We will not be responsible for determining what your plan says. You should consult the Contract and plan document to see how you may be affected. If you are a Texas Optional Retirement Program participant, please see Appendix A for specific information which applies to you.

                            THE FIXED ACCOUNT OPTION

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The Fixed Account Option is available only in conjunction with the purchase of a variable annuity contract (Gold Track, Gold Track Select or MetLife Retirement Account; "Gold Track", "Gold Track Select" and "MetLife Retirement Account") issued by the Company. The Contracts are available as individual or group Contracts. Participants under group Contracts are issued Certificates summarizing the provisions of the group Contract. For convenience, we refer to both individual Contract Owners and Participants as Contract Owners. Where permitted by state law, we reserve the right to restrict purchase payments into the Fixed Account Option under your MetLife Retirement Account Contract whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, the Employee/Trustee may direct Purchase Payments to the Fixed Account (part of the Company's General Account). During the Annuity Period, the value of the Annuity Contract is used to purchase Fixed or Variable Annuities. The operation of the Contract during the Annuity Period is described in the Contract prospectus accompanying this prospectus.

THE ACCUMULATION PERIOD

PURCHASE PAYMENTS

During the Accumulation Period, all or a portion of Purchase Payments (less any premium taxes), may be allocated to the Fixed Account Option. We may refuse to accept total purchase payments over $3,000,000.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled.

PURCHASE PAYMENTS -- SECTION 403(B) PLANS

Recently, the Internal Revenue Service announced new regulations affecting
Section 403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under Section 403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under Section 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

In consideration of these regulations, we have determined to only make available the Contract/Certificate for purchase (including transfers) where your employer currently permits salary reduction contributions to be made to the Contract/Certificate.

If your Contract/Certificate was issued previously as a result of a 90-24 transfer completed on or before September 24, 2007, and you have never made salary reduction contributions into your Contract/Certificate, we urge you to consult with your tax advisor prior to making additional purchase payments.

DECLARED INTEREST RATES OF THE INITIAL AND SUBSEQUENT RENEWAL PERIODS

The Fixed Account guarantees an initial interest rate for a 12-month period. For the following contracts we will declare initial interest rates quarterly:

     - Gold Track Select Contracts issued in connection with a plan established under Sections 401, 457 or 403(b) of the Code

     -    Gold Track Contracts for plans established under Sections 401, 457

For the following, we will declare initial interest rates monthly:

     -    MetLife Retirement Account Contracts

     - Gold Track Contracts issued in connection with a plan established under Section 403(b) or combination contracts under Sections 403(b)/401

At the end of the 12-month guarantee period, a renewal interest rate will be determined. The rate will never be less than the minimum interest rate permitted under state law. At the end of the initial guarantee period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all future renewal rates will be declared each subsequent January 1 and guaranteed through December 31 of each year.

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarter basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

The Company has no specific formula for determining the rate(s) of interest that it will declare. Generally, the rates we determine will reflect interest rates available on the types of debt instruments in which we intend to invest the amounts directed to the Fixed Account Option (See "Investments by the Company".) In addition, the Company's management may also consider various other factors in determining interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

CASH VALUES

We will credit amounts held under the Fixed Account Option with interest. The minimum Guaranteed Interest Rate will never be lower than the minimum rate permitted under state law. Interest is credited daily. Purchase Payments (other than the initial Purchase Payment) are allocated to the Fixed Account Option as of the close of the business day on which we receive the Purchase Payment at the Home Office. Therefore, Purchase Payments begin earning interest the day after we receive the Purchase Payment in good order.

                                   SURRENDERS

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GENERAL

Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Cash Values at any time from the Fixed Account Option.

We may withhold payment of Cash Surrender Value or Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your

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banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

PAYMENT OF FULL OR PARTIAL SURRENDERS

In the event of a partial surrender from the Fixed Account Option, we will pay the requested value less any applicable Sales Charges. All partial surrenders will be made on a last-in, first-out basis. If an allocated account is surrendered for reasons other than contract termination, we will pay the Cash Value, less any outstanding loan surrenders not previously deducted, less any Premium Tax, the administrative charge, and any Sales Charges, as applicable. PLEASE CONSULT THE ACCOMPANYING VARIABLE ANNUITY CONTRACT PROSPECTUS FOR ANY APPLICABLE SALES CHARGES.

CONTRACT TERMINATION

If the Contract is discontinued, no further Purchase Payments or transfers will be allowed. On the date we receive a written request to terminate the Contract, or within 31 days after we notify you of our intent to terminate the Contract, any amounts transferred from the Fixed Account Option to the Separate Account Options during the 30 days before the date of discontinuance will be transferred back to the Fixed Account Option.

If the Contract is discontinued because of Plan termination due to the dissolution or liquidation of the employer under US Code Title 11 procedures, the Cash Surrender Value will be distributed directly to the employees entitled to share in such distributions pursuant to the plan. Distribution may be in the form of cash payments, annuity options or deferred annuities. This provision does not apply to plans established under Section 457 of the Code.

MARKET VALUE ADJUSTMENT

The following discussion of Market Adjusted Values applies only to Contract Owners who are not individuals.

If the Contract Owner requests a full surrender of the Contract or of all contract values held in the Fixed Account Option for reasons other than listed above; or if the Company discontinues the Contract (in all states other than New York and in New York, if issued prior to April 30, 2007), the Company will determine the Market Adjusted Value of the Fixed Account Option. For Contracts issued in New York on or after April 30, 2007, we will pay the Contract Owner the Cash Value of the Fixed Account Option if the Company discontinues the Contract.

The amount payable to the Contract Owner if a Contract is discontinued may be increased or decreased by the application of the Market Value Adjustment formula. The formula is the following:


Market Adjusted Value = Cash Value x (1 + RO)(5) /(1 + R1 + .0025)(5)


Where:

RO is the average interest rate credited to amounts in the Fixed Account Option at the time of termination, and

R1 is the interest rate credited on new deposits for this class of contracts at the time of termination.

FOR CONTRACTS ISSUED IN EVERY STATE EXCEPT NEW YORK:

If, as of the date of discontinuance, the Market Adjusted Value is less than the Cash Value of the Fixed Account Option, the Contract Owner may select one of the payment methods described below:

     1) The Market Adjusted Value (less any applicable Sales Charge) in one lump sum within 60 days of the date of discontinuance, or

     2) The Cash Surrender Value of the Fixed Account Option in installments over a 5-year period. The amount deducted on Surrender, if any, is determined as of the date of discontinuance, and will apply to all installment payments. Interest will be credited to the remaining Cash Value of the Fixed Account Option during this installment Period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or our written notification of our intent to discontinue the Contract. The

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          remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

If, as of the date of discontinuance, the Market Adjusted Value is greater than the Cash Value of the Fixed Account Option, the Contract Owner may select one of the payment methods as described below:

     1) The Cash Surrender Value of the Fixed Account Option, in one lump sum within 60 days of the date of discontinuance, or

     2) The Cash Value of the Fixed Account Option in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Fixed Account Option during this installment period at a fixed effective annual interest rate of not less than the minimum rate permitted under state law. The first payment will be made no later than 60 days following the Contract Owner's request for surrender or our written notification of our intent to discontinue the Contract. The remaining payments will be mailed on each anniversary of the discontinuance for four years. During that period, no additional surrenders are allowed.

ALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

If the Market Adjusted Value is less than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay you the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump sum. This amount will never be less than 90% of the Cash Value of the Fixed Account, less any outstanding loans as of the date of discontinuance. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, we will credit interest during the deferred period in the same manner as described in your Contract.

If the Market Adjusted Value is greater than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay the Cash Surrender Value of the Fixed Account as of the date of discontinuance in one lump sum. We may defer payment of this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, we will credit interest during the deferred period in the same manner as described in your Contract.

UNALLOCATED CONTRACTS ISSUED IN NEW YORK PRIOR TO APRIL 30, 2007:

You may select either of the following methods of payout:

     a) LUMP SUM PAYMENT OPTION. If the Market Adjusted Value is less than the Cash Value of the Fixed Account as of the date of the discontinuance, we will pay you the Market Adjusted Value, less any amounts deducted on Surrender, in one lump sum within 60 days of the date of discontinuance. If the Market Adjusted Value is greater than the Cash Value of the Fixed Account as of the date of discontinuance, we will pay you the Cash Surrender Value of the Fixed Account within 60 days of the date of discontinuance.

     b) INSTALLMENT PAYMENT OPTION. We will pay you the Cash Value of the Fixed Account in installments over a 5-year period. Interest will be credited to the remaining Cash Value of the Fixed Account during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the contract on the date of discontinuance. The first payment will be made no later than 60 days following our mailing the written notice to you at the most current address available on our records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract Specifications page are not permitted during the 5-year installment period.

FOR CONTRACTS ISSUED IN NEW YORK ON OR AFTER APRIL 30, 2007:

EXCEPT GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS AND GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS:

Upon discontinuance, the Contract Owner may select one of the payment methods described below:

     a) the Market Adjusted Value, less any amounts deducted on surrender, less any loans outstanding in one lump-sum within 60 days of the date of discontinuance. We may defer the payment for this amount for up to six months from the date of discontinuance. If a payment is deferred more than 10 working days from the date of discontinuance, interest will continue to be earned during the deferred period in the same manner as described in the Contract; or

     b) the Cash Value of the Fixed Account in installments over a 5 year period. Interest will be credited to the remaining Cash Value of the Fixed Account during this installment period at a fixed effective annual interest rate of not less than 1.5% below the net effective rate being credited to the Contract on the date of discontinuance. The first payment will be made no later than 60 days following the Company's mailing of the written notice of Contract discontinuance to the Contract Owner at the most current address available on the Company's records. The remaining payments will be mailed on each anniversary of the discontinuance date for 4 years. Allowable distributions shown on the Contract Specifications page are not allowed during the 5 year installment period.

GOLD TRACK SELECT ALLOCATED CONTRACTS ISSUED TO NON-ERISA 403(B) PLANS IN NEW YORK ON OR AFTER APRIL 30, 2007:

The formula used in connection with these non-ERISA 403(b) Plans is exactly the same as described above except that the total surrender charge and market value adjustment will not exceed 10% or the Cash Value of the Fixed Account. Additionally on or after the 10(th) Certificate Year, the Market Value will equal the Cash Value.

GOLD TRACK SELECT CONTRACTS ISSUED TO GOVERNMENTAL 457 PLANS SUBJECT TO THE NEW YORK STATE DEFERRED COMPENSATION BOARD RULES AND REGULATIONS ON OR AFTER APRIL 30, 2007:

We will pay the Cash Value of the Fixed Account in one lump sum to the Contract Owner, or participant if so authorized, no later than 30 days following the date of discontinuance. If we defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this Contract, whichever is greater. No surrender charges nor market value adjustment will be assessed against the cash value of the Fixed Account if the Contract is discontinued.

ANNUITY PERIOD

We will normally make annuity payments within fifteen business days after we receive a settlement claim, or any other later specified date. Subsequent payments will be made periodically on the anniversaries of the first payment.

The variable annuity Contract prospectus describes more fully the Annuity Period and annuity options under the Contracts. Please note, however, that annuitization is irrevocable; once fixed Annuity payments have begun, the annuity benefit cannot be surrendered for a lump sum settlement.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

MISSTATEMENT

We may require proof of age of the Owner, beneficiary or Annuitant before making any payments under this Contract that are measured by the Owner's, beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity payments have begun, any underpayments or overpayments will be deducted from or added to the payment or payments made after the adjustment. In certain states, we are required to pay interest on any underpayments.

                                    TRANSFERS

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No transfers are allowed between the Fixed Account Option and any Competing
Fund.

Where permitted by state law, we reserve the right to restrict transfers from the Separate Account options in a MetLife Retirement Account Contract into the Fixed Account Option whenever the credited interest rate on the Fixed Account is equal to the minimum Guaranteed Interest Rate specified under your Contract.

The charges for transfers are described in the group variable annuity Contract prospectus which accompanies this prospectus. No Sales Charges apply when a transfer is made.

TRANSFERS FROM THE FIXED ACCOUNT

The Contract Owner may transfer amounts in the Fixed Account Option to one or more of the Separate Account Options subject to the Competing Fund restrictions described in your Contract. All transfers will be made on a last-in, first-out basis. That is, the money most recently deposited or transferred into the account will be transferred or surrendered first.

Amounts previously transferred from the Fixed Account Option to the Separate Account Options may not be transferred back to the Fixed Account Option or any Competing Fund for a period of at least 3 months from the date of the transfer. The Company may eliminate this restriction in circumstances where Guaranteed Interest Rates on the Fixed Account Option are declared and credited on a quarterly basis.

We reserve the right to limit transfers from the Fixed Account in any calendar year to 20% of the Contract/Certificate Cash Value in the Fixed Account Option as of the end of the preceding Contract/Certificate year. (See also "Surrenders.")

TRANSFERS TO THE FIXED ACCOUNT

METLIFE RETIREMENT ACCOUNT CONTRACTS

The Contract Owner may transfer amounts in the Separate Account Options to the Fixed Account Option subject to the Competing Fund restrictions described in your Contract. In addition, amounts previously transferred from a Competing Fund to a Separate Account Option which is not a Competing Fund may not be transferred to the Fixed Account Option for a period of at least 3 months from the date of transfer.

If the Contract Owner selects the Optional Death Benefit and Credit Endorsement under the Contract, the following additional restrictions apply:

     - Purchase Payments allocated to a Separate Account Option which is not a Competing Fund may not be transferred to the Fixed Account for a period of at least 3 months from the date of the Purchase Payment.

     - If a Purchase Payment has been made within the last five Contract/Certificate Years, transfers from the Separate Account Options to the Fixed Account Option may not exceed 20% per year of the Contract/Certificate Value in the Separate Account Options on the Contract/Certificate Anniversary.

GOLD TRACK AND GOLD TRACK SELECT CONTRACTS

Values held in a Separate Account Option may be transferred to the Fixed Account Option at any time subject to any Competing Fund restrictions which may apply.

                           INVESTMENTS BY THE COMPANY

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We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All General Account assets of the Company would be available to meet the Company's guarantee under the Fixed Account Option. The proceeds from the Fixed Account Option will become part of the Company's general assets and are available to fund the claims of all classes of customers of the Company.

In establishing Declared Interest Rates, the Company will consider the yields available on the instruments in which it intends to invest the amounts directed to the Fixed Account Option. The current investment strategy for the Contracts is to invest in investment-grade fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

                          DISTRIBUTION OF THE CONTRACTS

--------------------------------------------------------------------------------

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. The Company has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other annuity contracts and variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614.

MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA"). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-999 or by visiting FINRA's website at www.finra.org.

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Contracts are offered on a continuous basis.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract/Certificate Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 10% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 2% annually of average Contract/Certificate Value (if asset-based compensation is paid to registered representatives).

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDC have entered into preferred distribution arrangements with their affiliate Tower Square Securities, Inc. and as well as with unaffiliated broker-dealer firms. The Company may enter into similar arrangements with its other affiliates MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. A list of unaffiliated broker-dealer firms which have entered into such arrangements is on our website.

SALE OF THE CONTRACTS BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker-dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans, and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

The Contracts are also sold through Metropolitan Life Insurance Company ("MetLife") licensed sales representatives who are associated with MetLife Securities, Inc. MetLife registered representatives receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources
(MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representatives are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

From time to time, MetLife Associates LLC or Metropolitan Life Insurance Company pays organizations, associations and nonprofit organizations compensation to endorse or sponsor the Company's variable annuity contracts or for access to the organization's members. We or our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts. This compensation may include: the payment of fees, funding their programs, scholarships, events or awards, such as a principal of the year award; leasing their office space or paying fees for display space at their events; purchasing advertisements in their publications; or reimbursing or defraying their expenses. We also retain finders and consultants to introduce MetLife Associates LLC or Metropolitan Life Insurance Company to potential clients and for establishing and maintaining relationships between MetLife Associates LLC or Metropolitan Life Insurance Company and various organizations. We or our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Code. The assets underlying the Fixed Account Option under the Contracts will be owned by the Company. The income earned on such assets will be the Company's income.

INFORMATION REGARDING THE CONTRACTS

Tax information of the Contracts/Certificates and distributions is briefly described in the accompanying Contract prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the SEC a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's latest annual report on Form 10-K was filed with the SEC on March 27, 2008 via EDGAR File No. 033-0394. The Form 10-K for the period ended December 31, 2007 contains additional information about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company also filed its Form 8-K on April 3, 2008 via EDGAR File No. 033-0394. The Form 10-K, as updated by the Form 8-K, is incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2007 are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at, One Cityplace, Hartford, CT 06103-3415. The telephone number is 1-800-874-1225. You may also access the incorporated reports and other documents at www.metlife.com

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

                                     EXPERTS

--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007). Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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

nk_ref'[QC]>APPENDIX A

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WHAT YOU NEED TO KNOW IF YOU ARE A TEXAS OPTIONAL RETIREMENT PROGRAM PARTICIPANT

If you are a participant in the Texas Optional Retirement Program, Texas law permits us to make withdrawals on your behalf only if you die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law. Any withdrawal you ask for requires a written statement from the appropriate Texas institution of higher education verifying your vesting status and (if applicable) termination of employment. Also, we require a written statement from you that you are not transferring employment to another Texas institution of higher education. If you retire or terminate employment in all Texas institutions of higher education or die before being vested, amounts provided by the state's matching contribution will be refunded to the appropriate Texas institution. We may change these restrictions or add others without your consent to the extent necessary to maintain compliance with the law.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                         REGISTERED FIXED ACCOUNT OPTION
                         FOR USE WITH ANNUITY CONTRACTS

Book 29                                                           April 28, 2008